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                                                                    Exhibit 99.1


IBASIS SECURES $15 MILLION LINE OF CREDIT
Thursday January 2, 7:00 am ET

BURLINGTON, Mass.--(BUSINESS WIRE)--Jan. 2, 2003--iBasis, Inc. (OTCBB: IBAS -
NEWS), the leader in Internet-based voice communications, today announced that it has closed a $15 million secured line of credit from Silicon Valley Bank. The credit line carries an interest rate of 1% over prime and provides warrants to purchase 337,500 shares of iBasis common stock. The two year credit facility will be used to replace current short-term debt and provide additional working capital to support the company's growth.

"This line of financing will provide the company with additional flexibility in funding its working capital needs," said Ofer Gneezy, president and CEO of iBasis. "Over the past year we have reduced our convertible debt and capital leases by $110 million and significantly reduced our operating expenses and related cash flows. This agreement is another milestone in our continuing effort to improve our balance sheet and to provide funding resources as we move toward profitability."

About iBasis

Founded in 1996, iBasis (OTCBB: IBAS - NEWS) is a leading provider of wholesale international telecommunications services to large carriers and other service providers worldwide. Named by service providers as the #1 international wholesale carrier in Atlantic-ACM's 2002 International Wholesale Carrier Report Card, iBasis is a preferred provider of international voice services for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, Concert, Sprint, Telefonica, Telenor, Telstra, and WorldCom. The company's global VoIP infrastructure, The iBasis Network, spans more than 90 on-net countries and is the world's largest international Cisco Powered Network(TM) for Internet Telephony. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

Assured Quality Routing and iBasis are registered marks, The iBasis Network, Internet Central Office, Internet Branch Office, and AQR are trademarks of iBasis, Inc. or its subsidiaries. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.


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CONTACT:

     Media:
     iBasis, Inc.
     Chris Ward, 781/505-7557
     cward@ibasis.net
     or
     Investors:
     iBasis, Inc.
     Richard Tennant, 781/505-7409
     ir@ibasis.net
                                            Source: iBasis, Inc